FOR IMMEDIATE RELEASE For more information contact:

Caroline Shaw, 310-231-4165
cshaw@kbhome.com

KB HOME REPORTS SEC INQUIRY

LOS ANGELES, CA (August 24, 2006) – Yesterday KB Home was notified by the staff of the Los Angeles regional office of the Securities and Exchange Commission (SEC) that the SEC will be conducting an informal inquiry into the company’s stock option grants. KB Home has informed the SEC staff of the status of an internal review being conducted by members of the Audit and Compliance Committee of its Board of Directors in conjunction with outside legal counsel. The company intends to cooperate fully with the SEC inquiry. Also yesterday, KB Home issued a statement to the media that referred to pending litigation. Three shareholder derivative suits have been filed in the past two months against the company and certain of its directors and officers. The suits generally allege breach of fiduciary duty in connection with the company’s stock option grants. The company is evaluating the suits and does not intend to comment on them other than through the filing of responses in accordance with applicable court rules.

Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the top markets in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana, Louisiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the leading homebuilders in France.  In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and ranked the #1 homebuilder in Fortune Magazine’s 2006 list of America’s Most Admired Companies, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.”  For more information about any of KB Home’s new home communities, call 888-KB-HOMES (888-KB-CASAS) or visit http://www.kbhome.com (http://www.kbcasa.com).

Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different, including, but not limited to, changes in general economic conditions, material prices and availability, labor costs and availability, interest rates and our debt levels, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect our operations in France), environmental factors (including weather) and significant natural disasters, government regulations affecting our operations, the availability and cost of land in desirable areas, violations of our policies, legal or regulatory proceedings or claims, conditions in the capital, credit and homebuilding markets and other events outside of our control.  See our Quarterly Report on Form 10-Q for the quarter ended February 28, 2006,  Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.  We do not have a specific policy or intent of updating or revising forward-looking statements.

# # #